Exhibit 2.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Amended and Restated Agreement and Plan of Merger, dated as of May 31, 2016 (this “Amendment”), by and among Authentidate Holding Corp., a Delaware corporation (“Buyer”), RMS Merger Sub LLC, a Georgia limited liability company (“Merger Sub”), and PeachState Health Management, d/b/a AEON Clinical Laboratories, a Georgia limited liability company (“Target”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Buyer, Merger Sub, and Target entered into an Amended and Restated Agreement and Plan of Merger, dated as of January 26, 2016 (the “Agreement”); and

WHEREAS, Buyer, Merger Sub, and Target desire to amend the Agreement in accordance with Section 10.4 of the Agreement.

NOW, THEREFORE, Buyer, Merger Sub, and Target agree as follows:

1. Recitals. The foregoing recitals are true and made part of this Amendment.

2. Amendments to the Agreement.

(a) Section 7.15 of the Agreement is deleted in its entirety and replaced with the following:

“Rescission of Merger. In the event that Buyer shall fail for any reason to receive the Nasdaq Stockholder Approval on or prior to January 24, 2016 or the Buyer Stockholder Approval by May 31, 2016 or the Parties shall terminate this Agreement in accordance with Article 9 of this Agreement, then the Target may, in its sole discretion at any time thereafter by written notice to Buyer, rescind the Merger and all transactions completed hereunder. In accordance therewith, all equity interests of the Surviving Company shall be transferred to the Target Members without any additional consideration in accordance with written instructions delivered by the Target Members to Buyer. Target Members shall return to Buyer for cancellation all certificates representing the Buyer Common Stock originally issued to them under this Agreement. Buyer shall obtain the written resignation of any officer or manager of Surviving Company and deliver such resignation to the Target Members as requested by Target Members. Any nominees of the Target Members then serving as an Officer or Director of any Buyer Entity shall deliver to Buyer a written resignation from such positions. The Parties shall use their best efforts to rescind the Merger within ten (10) business days after Target delivers written notice to Buyer demanding the rescission of the Merger in accordance with this Section. The Parties shall cooperate in good faith to complete the rescission and shall execute and deliver any and all documents and certificates to effectuate the rescission as may be necessary or desirable.”

(b) Section 9.2 of the Agreement is deleted in its entirety and replaced with the following:

“Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (a) the provisions of this Section 9.2 shall survive any such termination and abandonment, (b) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement, and (c) Target may rescind the Merger as provided under Section 7.15 hereof.”

3. Miscellaneous. The provisions of Article 10 of the Agreement shall apply mutatis mutandis to this Amendment.

4. Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Agreement except as expressly provided for in this Amendment. All references in the Agreement to “this Agreement” or terms such as “herein”, hereof” or similar terms shall mean the Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the day and year first above written.

AUTHENTIDATE HOLDING CORP.

By:
Name:
Title:

RMS MERGER SUB LLC

By:
Name:
Title:

PEACHSTATE HEALTH MANAGEMENT, LLC d/b/a/ AEON CLINICAL LABORATORIES

By:
Name:
Title:

[Amendment No. 1 to Amended and Restated Agreement and Plan of Merger]